Investor Contact                        Media Contact
Cliff Gallant                            Nichola Liboro
AXIS Capital Holdings Limited                    AXIS Capital Holdings Limited
investorrelations@axiscapital.com                nichola.liboro@axiscapital.com
+1 415 262 6843                        +1 212 940 3394

AXIS Announces Chief Financial Officer Transition

Matthew Kirk to be Appointed Chief Financial Officer Succeeding Peter J. Vogt

PEMBROKE, Bermuda, August 14, 2025 – AXIS Capital Holdings Limited (“AXIS Capital” or “AXIS” or the “Company”) (NYSE: AXS) today announced that Matthew Kirk will be appointed as the Company’s next Chief Financial Officer effective March 2026, as part of a planned leadership transition. He will succeed Peter J. Vogt, who at that time, will act as a strategic advisor to the Company through the end of 2026 to support a smooth transition.

Mr. Kirk, who presently serves as Chief Financial Officer of Enstar Group Limited (“Enstar”), joins AXIS with three decades of experience spanning insurance, finance, and accounting, and brings a deep understanding of the property & casualty insurance industry. Mr. Kirk will join AXIS in the fourth quarter of 2025, initially serving in an advisory capacity before assuming the role of CFO in March 2026. He will report directly to AXIS President and CEO Vince Tizzio, serve on the Company’s Executive Committee, and be based in New York.

Mr. Tizzio said, “Our performance over the past two years underscores the substantial progress we have made in transforming AXIS into a specialty underwriting leader. We are grateful to Pete for his valued leadership over the past 15 years and for all that he has done for our company. His contributions have been instrumental in advancing our multi-year transformation program, which has positioned AXIS on a path toward consistent, long-term profitability.”

“In Matt, we are bringing onboard a highly accomplished global finance leader with the experience necessary to help propel our success further. He has a track record of helping drive top- and bottom-line growth, demonstrating strong capital management, and leading finance modernization initiatives that increase productivity and efficiency on a global scale. Matt will strongly complement our team and the work we are doing to further elevate AXIS and deliver even more value to our teammates, customers, and shareholders.”

“I’m incredibly proud of the achievements we’ve made in recent years to reposition AXIS and put the Company on an exciting leadership trajectory,” said Mr. Vogt. “With key phases of the transformation work now complete or in progress, and having been at AXIS for 15 years, this is a natural time for a transition and I feel confident knowing that I’ll be leaving the Company in highly capable hands with Matt as our future CFO.”

Mr. Kirk commented, “I’m honored to join AXIS at such a dynamic time in its evolution. The Company’s sharp focus on specialty underwriting and disciplined growth is impressive, and I’m excited to contribute to its continued success. I’m deeply committed to building strong teams, fostering accountability, and aligning financial strategy with business goals. I look forward to partnering with Vince and the leadership team to build on AXIS’ momentum and deliver lasting value. It’s a privilege to follow Pete and contribute to the next chapter of the Company’s journey.”

About Matthew Kirk
At Enstar, a global leader in capital relief solutions, Mr. Kirk has served as Chief Financial Officer since March 2023, overseeing the Company’s global finance functions. Previously, he served as Group Treasurer where he was responsible for treasury, capital management, and investor relations. Prior to joining Enstar in 2020, Mr. Kirk held executive leadership roles at Sirius International Insurance Group, including Group Treasurer and President and Managing Director of Sirius Investment Advisors. He began his career at Arthur Andersen, where he served as an Assurance and Business Advisory Manager. Mr. Kirk is a certified public accountant (inactive) and holds an MBA from Columbia University and a Bachelor of Science degree from the University of Delaware.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global specialty underwriter and provider of insurance and reinsurance solutions. The Company has shareholders' equity of $6.2 billion at June 30, 2025, and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a financial strength rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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